PROMISSORY NOTE


$4,493,812.00                                                     March 1, 2004

     FOR VALUE RECEIVED, JAINDL ASSOCIATES L.P. (the "Borrower"), promises to pay to the order of FREDERICK J. JAINDL, an individual (the "Lender"), his successors and assigns, at such address of Lender or at such other place as Lender may designate from time to time in writing, without defalcation or set-off, the principal sum of Four Million Four Hundred Ninety-Three Thousand Eight Hundred Twelve Dollars and 00/100 ($4,493,812.00) Dollars lawful money of the United States of America or the open loan balance plus accrued interest on the date of demand.

         1. Interest Rate.
            -------------

                  Interest shall accrue on the outstanding principal hereunder at the variable rate established by the IRS on July 1st of each calendar year as the minimum applicable interest rate for that year. The loan will have a maximum interest cap of 6% per annum. Interest shall be calculated on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months, and shall be payable quarterly on the last day of each calendar quarter, commencing March 31, 2004. Interest shall continue to accrue at the above stated rate until all amounts due hereunder are paid in full.

         2. Payment of Principal and Interest.
            ---------------------------------

                  If not sooner declared due or paid, the entire balance of principal, all accrued unpaid interest and all other sums due under this Note shall be due and payable by Borrower WITHIN ONE YEAR AFTER DEMAND of the Lender.

         3. Prepayments.
            -----------

                  Borrower may, at any time upon notice to the Lender, prepay the principal due hereunder, in whole or in part, without penalty. Partial prepayments shall be applied first to due and unpaid fees and expenses, then to accrued and unpaid interest and finally to principal.

         4. Default and Remedies.
            --------------------

                  (a) The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder.

                           (i) Borrower shall fail to make any payment of principal and/or interest, or any other sums, under this Note when due, whether at maturity or by acceleration or otherwise and such default is not cured within sixty (60) days of notice from the Lender.

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                           (ii)     Borrower shall fail to comply with, keep and
                                    perform any other covenant, agreement or condition contained in this Note and such noncompliance is not corrected within a period of sixty (60) days of notice from the Lender.

                           (iii) Borrower shall become insolvent or unable to pay Borrower's debts as they mature; or admit in writing Borrower's inability to pay its debts generally as they become due; or shall file a voluntary petition in bankruptcy or a voluntary petition to effect a plan or other arrangement with creditors, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, pursuant to any act of Congress relating to bankruptcy or any act purporting to be amendatory thereof; or shall make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of Borrower's assets; or shall apply for or consent to or suffer the appointment of any receiver for the Borrower or any of Borrower's property; or an order shall be entered pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory there of approving an involuntary petition to effect a plan or other arrangement with creditor of Borrower or an order under any such act shall be entered appointing any receiver or trustee for Borrower or for any property of Borrower and the same shall not be stayed or vacated within sixty (60) days.

                  (b) Upon the occurrence of any Event of Default, the entire unpaid principal sum hereunder plus all interest accrued thereon, together with all other sums due and payable to Lender under this Note, shall, at the option of Lender, become due and payable immediately without presentment demand, notice of nonpayment, protest, notice of protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

                  (c) Upon the occurrence of any Event of Default, Lender may forthwith exercise singly, concurrently, successively or otherwise any and all rights and remedies available to Lender under this Note, or otherwise available to Lender at law or by equity, statute or otherwise.

                  (d) No failure of the Lender to exercise any rights hereunder shall be waiver of the rights to exercise that or any other right at any other time and from time to time thereafter.

                  (e) Following the occurrence of any Event of Default, Borrower shall pay upon demand all costs and expenses, including reasonable attorneys' fees, incurred by Lender in the exercise of Lender's rights and remedies hereunder.

         5. Notices.
            -------

                  All notices, statements and requests to, and demands made upon, a party in accordance with the provisions of this Note shall be in writing and shall be deemed to have been given or made when presented for delivery, by United States certified mail, return receipt requested, with postage prepaid, or by Federal Express or other recognized same-day or overnight delivery service, or hand-delivered by messenger, addressed to the party to receive the notice.

         6. Captions.
            --------

                  The captions of heading of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

         7. Governing Law.
            -------------

                  This Note shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         8. Successors and Assigns.
            ----------------------

                  This Note shall be binding upon Borrower and Borrower's successors and assigns and inure to the benefit of the Lender and his successors and assigns; however, Borrower may not assign any rights or duties hereunder without the prior, written consent of Lender.


                  IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower has executed this Note on the day and year first above written.

                  WITNESS:                        BORROWER

                                                  JAINDL ASSOCIATES L.P.



/s/ David M. Jaindl                               By: /s/ Frederick J. Jaindl
---------------------------------                     -------------------------
                                                      Frederick J. Jaindl,
                                                      Managing Partner